Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS THIRD QUARTER 2010 RESULTS
MIAMI, October 21, 2010 – Ryder System, Inc. (NYSE: R)
•	Q3 EPS from Continuing Operations Increase 49% to $0.76

•	Q3 EPS Including Discontinued Operations Increase 72% to $0.74

•	Q3 Total Revenue Up 5%; Operating Revenue Grows 4%

•	Full-Year Comparable EPS Forecast Raised to a Range of $2.15 to $2.20
     Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) from continuing operations of $0.76 for the three-month period ended September 30, 2010, up 49% from EPS of $0.51 in the year-earlier period. Earnings from continuing operations were $39.7 million, up 40% from $28.4 million in the year-earlier period. The increase in earnings reflects the impact of significantly stronger results in the Company’s Fleet Management Solutions (FMS) business segment. Improved FMS business segment results were driven primarily by better commercial rental performance and improved used vehicle sales results. In addition, EPS results benefited by approximately $0.04 from a lower than anticipated tax rate in the third quarter. These increases were partially offset by lower full service lease performance resulting from increased maintenance costs due to fleet aging and the cumulative impact of customer fleet reductions. EPS growth exceeded earnings growth due to the impact of previously announced share repurchase programs.
     Total revenue for the third quarter of 2010 was $1.32 billion, up 5% from $1.25 billion in the same period last year. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) was $1.07 billion, up 4% compared with $1.03 billion in the year-earlier period. FMS business segment total revenue increased 4% due primarily to higher commercial rental revenue and fuel services revenue passed through to customers. FMS operating revenue increased 3% due to higher commercial rental revenue, partially offset by lower full service lease revenue driven by the impact of customer fleet downsizing. In the Company’s Supply Chain Solutions (SCS) business segment, total revenue increased 10% due to higher subcontracted transportation. SCS operating revenue increased 5% due to improved automotive and high-tech volumes and favorable foreign exchange rate movements, partially offset by prior-year contract rationalizations. Dedicated Contract Carriage (DCC) business segment total revenue increased 1% and operating revenue increased 2%, reflecting the pass through of higher fuel costs.
     In 2009, the Company discontinued SCS operations in South America and Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented. EPS from discontinued operations totaled a loss of $0.02 in the third quarter of 2010, compared with a loss of $0.08 in the same period of the prior year. Net earnings per diluted share (including discontinued operations) for the three-month period ended September 30, 2010, were $0.74 versus $0.43 in the year-earlier period. Net earnings for the third quarter of 2010 were $38.8 million versus $24.0 million in the year-earlier period.
     Ryder Chairman and CEO Greg Swienton commented, “The progress that we saw in many areas of our business during the second quarter continued and strengthened through the third quarter. Commercial rental performance increased due to rising demand and tight vehicle capacity in the overall marketplace. These factors combined to drive much better rental pricing in the quarter. Used vehicle sales results also benefited from better pricing, a lower supply of vehicles for sale in the marketplace and increased demand. This was caused, in part, by customer decisions influenced by the impact of more expensive 2010 EPA-mandated engine technologies. In our full service lease product line, we continued to see improvement in lease miles driven per vehicle. Additionally, our full service lease fleet count stabilized following declines in recent quarters. These previous fleet reductions resulted from customer downsizing related to the economic downturn prior to the current stabilization. Our Supply Chain Solutions business segment delivered solid margins for the quarter, with particularly good results from our high-tech industry accounts. However, the strength of SCS performance during the quarter was not as apparent in the year-over-year comparisons due to very strong automotive performance in the year-earlier period. Lastly, our consistently solid balance sheet and strong cash flow enabled us to continue repurchasing shares under the previously announced stock buyback programs.”

Year-to-Date Operating Results
     Revenue for the nine months ended September 30, 2010, was $3.82 billion, up 5% from $3.64 billion in the same period of 2009. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first nine months of 2010 was $3.10 billion, up 2% from $3.04 billion in the first nine months of 2009. Ryder’s 2010 year-to-date earnings from continuing operations were $83.1 million, up 25% compared with $66.4 million in the year-earlier period. EPS from continuing operations were $1.57 for the first nine months of 2010, up 32% compared with $1.19 for the same period of 2009. Comparable 2010 year-to-date earnings from continuing operations of $83.1 million increased 15% from $72.4 million in the year-earlier period. Comparable EPS from continuing operations for the first nine months of 2010 were up 21% to $1.57 from $1.30 in the same period of 2009. Comparable 2009 year-to-date earnings and EPS from continuing operations exclude restructuring and other items. Year-to-date net earnings, including discontinued operations, were $81.0 million, up 51% compared with $53.7 million in the year-earlier period. EPS were $1.53 for the first nine months of 2010 and increased 59% compared with $0.96 for the same period of 2009.
Third Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT) from continuing operations, allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, total revenue in the third quarter of 2010 was $948.9 million, up 4% compared with the year-earlier period. Fuel services revenue in the third quarter of 2010 increased 7% compared with the same period in 2009 due to higher fuel costs. Operating revenue (revenue excluding fuel) in the third quarter of 2010 was $733.9 million, up

3% compared with the year-earlier period. Contractual revenue, which includes full service lease and contract maintenance, decreased 3% in the third quarter of 2010 because of the cumulative impact of customer fleet downsizing. Commercial rental revenue increased 32% reflecting improving global market demand and higher pricing. Rental power fleet utilization improved by 840 basis points, to 79% in the third quarter of 2010.
     The FMS business segment’s NBT was $54.8 million in the third quarter of 2010, up 48% compared with $37.1 million in the same period of 2009. This increase reflected significantly better commercial rental performance, improved used vehicle sales results, and lower retirement plans expense. These items were partially offset by lower North American full service lease results. Commercial rental performance improved as a result of increased market demand and higher pricing. Used vehicle sales results were favorably impacted by higher pricing, as well as lower average quarterly inventory levels compared with the prior-year period. Both commercial rental and used vehicle sales results benefited from a lower supply of vehicles in the overall marketplace. As expected, retirement plans expense decreased in the third quarter of 2010 primarily due to better investment performance in 2009 versus 2008. Full service lease results continued to be adversely impacted by increased maintenance costs on a relatively older fleet, as well as the cumulative effects of the long-term economic downturn, which resulted in downsizing of customer fleets. Lease mileage comparisons improved reflecting increased usage of existing customer fleets. Business segment NBT as a percentage of operating revenue was 7.5% in the third quarter of 2010, up 230 basis points compared with 5.2% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.
     In the SCS business segment, third quarter 2010 total revenue was $322.9 million, up 10% due to higher subcontracted transportation and increased operating revenue. Operating revenue (revenue excluding subcontracted transportation) was $258.5 million, up 5% compared with the same quarter a year ago. SCS total revenue and operating revenue comparisons benefited from improved automotive and high-tech volumes and a favorable foreign exchange rate impact, partially offset by contract rationalizations from the prior year.
     The SCS business segment’s NBT in the third quarter of 2010 declined 6% to $15.2 million from $16.2 million in the same quarter of 2009, due to higher self-insurance costs, partially offset by better operating performance particularly in high-tech accounts. Third quarter 2010 NBT for the business segment as a percentage of operating revenue was 5.9%, down 70 basis points compared with 6.6% in the same quarter of 2009.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistics engineering support.
     In the DCC business segment, third quarter 2010 total revenue of $121.4 million was up 1% compared with the year-earlier period. Operating revenue (revenue excluding subcontracted transportation) in the third quarter of 2010 was $118.7 million, up 2%. Total revenue and operating revenue increased due to the pass-through of higher fuel costs.
     The DCC business segment’s NBT in the third quarter of 2010 was $8.6 million, down 12% compared with $9.8 million in the third quarter of 2009. Business segment NBT was impacted by lower operating performance, including increased driver costs, as well as investments associated with new technology initiatives. Business segment NBT as a percentage of operating revenue was 7.3% in the third quarter of 2010, down 110 basis points compared with 8.4% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the third quarter of 2010, CSS costs were $47.7 million, up from $43.6 million in the year-earlier period, reflecting increased compensation expense, technology investments, and professional services.
Income Taxes
     The Company’s effective income tax rate from continuing operations for the third quarter of 2010 was 36.0% of pre-tax earnings compared with 35.7% in the year-earlier period. The third quarter 2009 income tax rate reflects an income tax benefit of $2.2 million (5.0% of pre-tax earnings) associated with the reversal of reserves for uncertain tax positions primarily as a result of the favorable resolution of an audit. The third quarter 2010 tax rate benefited from lower foreign operating losses, income tax rate reductions in the United Kingdom, and lower contingent tax accruals. EPS results benefited by approximately $0.04 from a lower than anticipated tax rate in the third quarter of 2010.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line typically varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     As planned, year-to-date capital expenditures from continuing operations increased to $860.9 million, compared with $508.6 million in the same period of 2009. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $732.9 million, up from $317.5 million in the same period of 2009. The increase in capital expenditures primarily reflects investment to refresh and moderately grow the commercial rental fleet.

Cash Flow
     Operating cash flow from continuing operations through September 30, 2010, was $804.2 million, up from $768.7 million in the same period of 2009. Total cash generated (including proceeds from used vehicle sales) from continuing operations through September 30, 2010, was $1.01 billion, compared with $970.8 million in the same period of 2009. Free cash flow from continuing operations through September 30, 2010, was $153.0 million, down from $462.3 million for the same period of 2009, due primarily to increased vehicle capital spending.
     The Company has in place a $100 million share repurchase program and a two million share anti-dilutive repurchase program. In the third quarter of 2010, the Company repurchased and retired approximately 829,000 shares at an aggregate cost of $34.3 million. To date, under the existing programs, a total of 2.3 million shares have been repurchased at an aggregate cost of $91.9 million.
Leverage
     Balance sheet debt as of September 30, 2010, increased by $32.1 million compared with year-end 2009, due primarily to higher vehicle capital spending. The leverage ratio for balance sheet debt as of September 30, 2010, was 180%, compared with 175% at year-end 2009. Total obligations to equity as of September 30, 2010, were 188%, compared with 183% at year-end 2009, below Ryder’s long-term target range of 250% to 300%.
2010 Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “We delivered a strong third quarter based on improved supply and demand conditions. In the fourth quarter, these same factors should enable us to produce significantly higher year-over-year earnings. We expect to see continuing strong performance in commercial rental and used vehicle sales, as well as solid volumes in our supply chain business. Additionally, we anticipate stabilization in the full service lease fleet count. However, looking ahead there are several factors that are likely to affect the degree of our increased performance for the fourth quarter of this year. These factors primarily include: the sustainability of our especially strong third quarter performance in commercial rental; the impact of an aging fleet on our maintenance costs; and increasing driver costs in a competitive driver market. Additionally, our third quarter EPS included a $0.04 tax benefit which we do not expect to recur. We will also have a fourth quarter expense of approximately $0.02 per share related to previously executed debt issuance activities. Balancing all of these factors, we are establishing a fourth quarter 2010 EPS forecast of $0.58 to $0.63, representing a midpoint increase of 48% from comparable EPS of $0.41 in the prior year. As a result, our full-year 2010 earnings forecast is raised to $2.15 to $2.20 per share, up from our previous forecast of $2.00 to $2.10 per share.”
About Ryder
     Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as the top third party logistics provider, and Security magazine has named Ryder the number-one company for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, a slowdown of the economic recovery and deterioration in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, decline in economic and market conditions affecting contractual lease demand, changes in market demand in the commercial rental market and the sale of used vehicles, customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, unfavorable market conditions affecting the timing and impact of share repurchases, lack of accretive acquisition opportunities, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, increasing driver costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, a decline in pension plan returns, changes in obligations relating to multi-employers plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for Thursday, October 21, 2010, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Art Garcia.
•	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH4754798 and Passcode: RYDER.

•	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-568-0886 (outside U.S. dial 1-402-998-1564), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.
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RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended September 30, 2010 and 2009
(In millions, except per share amounts)

	Three Months		Nine Months
	2010	2009	2010	2009
Revenue	$1,316.9	1,253.9	$3,823.0	3,640.3

Operating expense (exclusive of items shown separately)	624.5	574.6	1,813.6	1,653.2
Salaries and employee-related costs	314.7	312.0	929.7	918.1
Subcontracted transportation	67.0	52.5	192.0	138.5
Depreciation expense	209.9	220.3	627.7	665.4
Gains on vehicle sales, net	(6.9)	(3.3)	(18.0)	(9.1)
Equipment rental	16.5	16.5	49.5	48.6
Interest expense	31.9	35.7	96.4	110.4
Miscellaneous income, net	(2.7)	(2.4)	(4.5)	(3.1)
Restructuring and other charges, net	—	3.7	—	6.3

	1,254.9	1,209.6	3,686.3	3,528.3

Earnings from continuing operations before income taxes	62.0	44.2	136.7	112.0
Provision for income taxes	(22.3)	(15.8)	(53.6)	(45.5)

Earnings from continuing operations	39.7	28.4	83.1	66.4
Loss from discontinued operations, net of tax	(0.8)	(4.5)	(2.1)	(12.8)

Net earnings	$38.8	24.0	$81.0	53.7

Earnings (loss) per common share — Diluted
Continuing operations	$0.76	0.51	$1.57	1.19
Discontinued operations	(0.02)	(0.08)	(0.04)	(0.23)

Net earnings	$0.74	0.43	$1.53	0.96

Weighted-average shares outstanding — Diluted	51.5	55.5	52.2	55.4

Memo:
Comparable earnings per share from continuing operations:

EPS from continuing operations	$0.76	0.51	$1.57	1.19
International asset impairment	—	—	—	0.07
Reversal of tax reserves	—	(0.04)	—	(0.04)
Restructuring and other charges	—	0.04	—	0.07

Comparable EPS from continuing operations	$0.76	0.51	$1.57	1.30

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Dollars in millions)

	September 30,	December 31,
	2010	2009
Assets:

Cash and cash equivalents	$134.7	98.5
Other current assets	815.1	781.8
Revenue earning equipment, net	4,266.4	4,178.7
Operating property and equipment, net	545.6	543.9
Other assets	647.9	656.9

	$6,409.8	6,259.8

Liabilities and shareholders’ equity:

Short-term debt and current portion of long-term debt	$463.5	232.6
Other current liabilities	714.7	617.7
Long-term debt	2,066.3	2,265.1
Other non-current liabilities (including deferred income taxes)	1,757.0	1,717.5
Shareholders’ equity	1,408.3	1,427.0

	$6,409.8	6,259.8

SELECTED KEY RATIOS AND METRICS

	September 30,	December 31,
	2010	2009
Debt to equity	180%	175%
Total obligations to equity *	188%	183%
Effective interest rate (average cost of debt)	5.2%	5.4%

	Nine months ended September 30,
	2010	2009
Cash provided by operating activities from continuing operations	$804.2	768.7
Free cash flow*	153.0	462.3
Capital expenditures paid	860.9	508.6

Capital expenditures (accrual basis)	894.7	468.3
Less proceeds from sales (primarily revenue earning equipment)	(161.8)	(150.8)

Net capital expenditures	732.9	317.5

	Twelve months ended September 30,
	2010	2009
Return on average shareholders’ equity	6.3%	4.5%
Return on average assets	1.4%	1.0%
Adjusted average return on capital *	4.5%	5.1%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended September 30, 2010 and 2009
(Dollars in millions)

	Three Months			Nine Months
	2010	2009	B(W)	2010	2009	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$487.5	499.9	(2)%	$1,449.4	1,496.2	(3)%
Contract maintenance	40.1	42.4	(5)%	119.8	126.0	(5)%

Contractual revenue	527.6	542.3	(3)%	1,569.1	1,622.3	(3)%
Contract-related maintenance	41.2	40.1	3%	121.2	125.9	(4)%
Commercial rental	147.9	112.3	32%	379.5	320.1	19%
Other	17.2	17.8	(3)%	50.4	50.0	1%
Fuel	215.1	200.3	7%	643.8	549.3	17%

Total Fleet Management Solutions	948.9	912.8	4%	2,764.1	2,667.6	4%
Supply Chain Solutions	322.9	294.7	10%	927.2	837.8	11%
Dedicated Contract Carriage	121.4	120.6	1%	360.8	351.7	3%
Eliminations	(76.3)	(74.3)	(3)%	(229.0)	(216.8)	(6)%

Total revenue	$1,316.9	1,253.9	5%	$3,823.0	3,640.3	5%

Operating Revenue: *
Fleet Management Solutions	$733.9	712.5	3%	$2,120.3	2,118.3	—%
Supply Chain Solutions	258.5	245.9	5%	746.7	707.8	5%
Dedicated Contract Carriage	118.7	116.9	2%	349.3	343.2	2%
Eliminations	(39.5)	(41.2)	4%	(119.9)	(126.6)	5%

Total operating revenue	$1,071.6	1,034.0	4%	$3,096.3	3,042.7	2%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$54.8	37.1	48%	$122.7	108.5	13%
Supply Chain Solutions	15.2	16.2	(6)%	34.8	24.0	45%
Dedicated Contract Carriage	8.6	9.8	(12)%	24.4	30.7	(20)%
Eliminations	(4.6)	(5.7)	19%	(14.5)	(16.2)	10%

	74.0	57.3	29%	167.4	147.0	14%
Unallocated Central Support Services	(12.0)	(9.2)	(29)%	(30.7)	(24.6)	(25)%

Earnings from continuing operations before restructuring, other items and income taxes	62.0	48.1	29%	136.7	122.4	12%
Restructuring and other charges, net and other items	—	(3.9)	NM	—	(10.4)	NM

Earnings from continuing operations before income taxes	62.0	44.2	40%	136.7	112.0	22%
Provision for income taxes	(22.3)	(15.8)	(42)%	(53.6)	(45.5)	(18)%

Earnings from continuing operations	$39.7	28.4	40%	$83.1	66.4	25%

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended September 30, 2010 and 2009
(Dollars in millions)

	Three Months			Nine Months
	2010	2009	B(W)	2010	2009	B(W)
Fleet Management Solutions

Total revenue	$948.9	912.8	4%	$2,764.1	2,667.6	4%
Fuel revenue	(215.1)	(200.3)	7%	(643.8)	(549.3)	17%

Operating revenue *	$733.9	712.5	3%	$2,120.3	2,118.3	—%

Segment earnings before income taxes	$54.8	37.1	48%	$122.7	108.5	13%

Earnings before income taxes as % of total revenue	5.8%	4.1%		4.4%	4.1%

Earnings before income taxes as % of operating revenue *	7.5%	5.2%		5.8%	5.1%

Supply Chain Solutions

Total revenue	$322.9	294.7	10%	$927.2	837.8	11%
Subcontracted transportation	(64.3)	(48.8)	32%	(180.5)	(130.0)	39%

Operating revenue *	$258.5	245.9	5%	$746.7	707.8	5%

Segment earnings before income taxes	$15.2	16.2	(6%)	$34.8	24.0	45%

Earnings before income taxes as % of total revenue	4.7%	5.5%		3.8%	2.9%

Earnings before income taxes as % of operating revenue *	5.9%	6.6%		4.7%	3.4%

Memo: Fuel costs	$19.4	17.1	(13%)	$57.8	46.5	(24%)

Dedicated Contract Carriage

Total revenue	$121.4	120.6	1%	$360.8	351.7	3%
Subcontracted transportation	(2.7)	(3.7)	(27%)	(11.5)	(8.5)	34%

Operating revenue *	$118.7	116.9	2%	$349.3	343.2	2%

Segment earnings before income taxes	$8.6	9.8	(12%)	$24.4	30.7	(20%)

Earnings before income taxes as % of total revenue	7.1%	8.1%		6.8%	8.7%

Earnings before income taxes as % of operating revenue *	7.3%	8.4%		7.0%	9.0%

Memo: Fuel costs	$21.1	18.6	(13%)	$61.6	51.3	(20%)

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Full service lease
Average fleet count	111,900	117,900	112,900	119,800
End of period fleet count	111,800	116,900	111,800	116,900
Miles/unit per day change — % (a)	3.0%	(3.9)%	2.7%	(6.2)%

Commercial rental
Average fleet count	31,100	28,600	29,600	29,900
End of period fleet count	30,900	28,200	30,900	28,200
Rental utilization — power units	79.2%	70.8%	75.5%	66.6%
Rental rate change — % (b)	8.5%	(7.2)%	4.4%	(7.0)%

Used vehicle sales (UVS)
Average UVS inventory	5,100	8,300	6,100	8,800
End of period inventory count	4,700	7,800	4,700	7,800
Used vehicles sold	4,400	5,200	13,800	15,300
UVS pricing change — % (c)
Tractors	24%	(24)%	11%	(18)%
Trucks	50%	(24)%	29%	(22)%

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.

(b)	Represents percentage change compared to prior year period in average rental rate per day on power units.

(c)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales (constant rate).

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(Dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
OPERATING REVENUE RECONCILIATION
Total revenue	$1,316.9	1,253.9	$3,823.0	3,640.3
Fuel services and subcontracted transportation revenue	(282.1)	(252.9)	(835.8)	(687.9)
Fuel eliminations	36.8	33.0	109.1	90.3

Operating revenue *	$1,071.6	1,034.0	$3,096.3	3,042.7

	September 30,		December 31,
	2010	% to Equity	2009	% to Equity
DEBT TO EQUITY RECONCILIATION
On-balance sheet debt	$2,529.8	180%	$2,497.7	175%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	114.1		118.8

Total obligations *	$2,643.9	188%	2,616.5	183%

	Nine months ended September 30,
	2010	2009
CASH FLOW RECONCILIATION
Net cash provided by operating activities from continuing operations	$804.2	768.7
Proceeds from sales (primarily revenue earning equipment)	161.8	150.8
Collections on direct finance leases	45.9	51.1
Other, net	2.0	0.2

Total cash generated *	1,013.9	970.8
Capital expenditures	(860.9)	(508.6)

Free cash flow *	$153.0	462.3

	Twelve months ended September 30,
	2010	2009
RETURN ON CAPITAL RECONCILIATION
Net earnings (12-month rolling period)	$89.5	64.3
+ Restructuring and other items	15.8	78.1
+ Income taxes	61.9	67.9

Adjusted earnings before income taxes	167.2	210.4
+ Adjusted interest expense (b)	132.6	158.5
- Adjusted income taxes	(117.8)	(143.6)

= Adjusted net earnings for ROC (numerator)	$182.0	225.2

Average total debt	$2,480.4	2,786.6
Average off-balance sheet debt	119.5	150.9
Average shareholders’ equity	1,410.0	1,425.5
Adjustment to equity (c)	6.6	19.3

Adjusted average total capital (denominator)	$4,016.5	4,382.3

Adjusted average ROC *	4.5%	5.1%

		Three Months Ended
		December 31, 2009
COMPARABLE EARNINGS PER SHARE RECONCILIATION
EPS from continuing operations		$0.43
International asset impairment		0.05
Tax law changes		(0.07)

Comparable EPS from continuing operations *		$0.41

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents comparable earnings items for those periods.

*	Non-GAAP financial measure
Note: Amounts may not be additive due to rounding.
      Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)

	Three Months			Nine Months
	2009			2009
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,253.9	—	1,253.9	$3,640.3	—	3,640.3

Operating expense	574.6		574.6	1,653.2		1,653.2
Salaries and employee-related costs	312.0		312.0	918.1		918.1
Subcontracted transportation	52.5		52.5	138.5		138.5
Depreciation expense (a)	220.3	(0.2)	220.2	665.4	(4.1)	661.3
Gains on vehicle sales, net	(3.3)		(3.3)	(9.1)		(9.1)
Equipment rental	16.5		16.5	48.6		48.6
Interest expense	35.7		35.7	110.4		110.4
Miscellaneous income, net	(2.4)		(2.4)	(3.1)		(3.1)
Restructuring and other charges, net (b)	3.7	(3.7)	—	6.3	(6.3)	—

	1,209.6	(3.9)	1,205.7	3,528.3	(10.4)	3,517.9

Earnings from continuing operations before income taxes	44.2	3.9	48.1	112.0	10.4	122.4
Provision for income taxes	(15.8)	(3.6)	(19.4)	(45.5)	(4.4)	(49.9)

Earnings from continuing operations	$28.4	0.3	28.7	$66.4	6.0	72.4

Tax rate on continuing operations	35.7%		40.3%	40.7%		40.8%

Earnings per common share — Diluted:

Continuing operations	$0.51	—	$0.51	$1.19	0.11	$1.30

Notes regarding adjustments:

(a)	International asset impairment charge.

(b)	Restructuring charges for severance and benefit costs related to workforce reductions.
Note: Amounts may not be additive due to rounding.